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                             INVESTORSBANCORP, INC.

                         SUBSIDIARIES OF THE REGISTRANT



Name of Company               Incorporated In          Subsidiary Of
---------------               ---------------          -------------

InvestorsBank a Wisconsin     Wisconsin                InvestorsBancorp, Inc.
State Bank located in
Pewaukee, Wisconsin